CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 13, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Reports to Shareholders of Liberty Tax-Managed Growth Fund and Liberty Tax-Managed Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Independent Accountants/Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2002